                                                                EXHIBIT 99(c)(1)

                         AGREEMENT AND PLAN OF MERGER
                         ----------------------------


          AGREEMENT AND PLAN OF MERGER (hereinafter called this "Agreement"),
                                                                 ---------
dated as of March 3, 1998, among A.P. Green Industries, Inc., a Delaware corporation (the "Company"), Global Industrial Technologies, Inc., a Delaware
                  -------
corporation ("Purchaser"), and BGN Acquisition Corp., a Delaware corporation and
              ---------
a wholly-owned subsidiary of Purchaser ("Merger Sub"), the Company and Merger
                                         ----------
Sub sometimes being hereinafter collectively referred to as the "Constituent
                                                                 -----------
Corporations."
------------

                                    RECITALS

          WHEREAS, the Boards of Directors of Purchaser and the Company each have determined that it is in the best interests of their respective shareholders for Purchaser to acquire the Company upon the terms and subject to the conditions set forth herein; and

          WHEREAS, the Company, Purchaser and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

          NOW, THEREFORE, in consideration of the premises, and of the representation, warranties, covenants and agreements contained herein the parties hereto hereby agree as follows:


                                   ARTICLE I

                                THE TENDER OFFER

          1.1.  Tender Offer.  (a) Provided that this Agreement shall not have
                ------------
been terminated in accordance with Article IX hereof and none of the events set forth in Annex A hereto shall have occurred or be existing, within five business days of the date hereof, Purchaser shall cause Merger Sub to commence a tender offer (the "Offer") for all of the outstanding shares of Common Stock, par value
            -----
$1.00 per share, of the Company, including the associated Rights (as defined in
Section 6.1(b)) (together, the "Shares") at a price of $22.00 per Share in cash,
                                ------
net to the seller, subject to the terms and conditions set forth in Annex A hereto (the "Offer Conditions"). The initial expiration date of the Offer shall
             ----------------
be the date twenty business days from and including the date (the "Commencement
                                                                   ------------
Date") the Offer Documents (as hereinafter defined) are first filed with the
----
Securities and Exchange Commission (the "SEC").  Purchaser and Merger Sub
                                         ---
expressly reserve the right, in their sole discretion, to waive any condition (other than the Minimum Condition, as defined in the Offer Conditions) and to set forth or change any other term and condition of the Offer, provided that,
                                                               --------
unless previously approved by the Company in writing, no provision may be set forth or changed which decreases the price per Share payable in the Offer, changes the form of consideration payable in the Offer (other than by adding consideration), reduces the maximum number of Shares to be purchased in the Offer, or imposes conditions to the Offer in addition to those set forth herein that are materially adverse to holders of the Shares. Merger Sub covenants and agrees that, subject to the terms and conditions of the Offer, including but not limited to the Offer Conditions, it will accept for payment and pay for Shares as soon as it is permitted to do so under applicable law, provided that Merger Sub shall have the right, in its sole
                      --------
discretion, to extend the Offer from time to time notwithstanding the prior satisfaction of the Offer Conditions. It is agreed that the terms and conditions set forth in the Offer, including but not limited to the Offer Conditions, are for the benefit of Purchaser and Merger Sub and may be asserted by Purchaser and Merger Sub regardless of the circumstances giving rise to any such condition.

          (b) The Company hereby approves of and consents to the Offer and represents and warrants that: (i) its Board of Directors, at a meeting duly called and held on March 2, 1998, has unanimously (A) determined that this Agreement and the transactions contemplated hereby, including each of the Offer and the Merger (as defined in Section 2.1), are fair to and in the best interests of the holders of Shares, (B) approved this Agreement and the transactions contemplated hereby, including each of the Offer and the Merger, and (C) resolved to recommend that the stockholders of the Company accept the Offer, tender their Shares to Merger Sub thereunder and approve this Agreement and the transactions contem plated hereby; and (ii) Credit Suisse First Boston (the "Financial Advisor") has delivered to the Board of Directors of the Company
      -----------------
its written opinion that the consideration to be received by holders of Shares, other than Purchaser and Merger Sub, pursuant to each of the Offer and the Merger is fair to such holders from a financial point of view. The Company has been authorized by the Financial Advisor to permit, subject to prior review and consent by such Financial Advisor (such consent not to be unreasonably withheld), the inclusion of such fairness opinion (or a reference thereto) in a Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9")
                                                              --------------
to be filed with the SEC upon commencement of the Offer and in the Proxy Statement referred to in Section 7.3(a). The Company hereby consents to the inclusion in the Offer Documents (as defined in Section 1.1(c)) of the recommendations of the Board of Directors of the Company described herein.

          (c) Purchaser agrees, as to the Offer to Purchase and related Letter of Transmittal (which together constitute the "Offer Documents"), and the
                                               ---------------
Company agrees, as to the Schedule 14D-9, that such documents shall, in all material respects, comply with the requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange
                                                                    --------
Act") and other applicable laws. The Company and its counsel, as to the Offer Documents, and Purchaser and its counsel, as to the Schedule 14D-9, shall be given an opportunity to review such documents a reasonable time prior to their being filed with the SEC. Purchaser, Merger Sub and the Company each agrees promptly to correct any information provided by it for use in the Offer Documents or the Schedule 14D-9, as applicable, that shall have become false or misleading in any material respect, and Purchaser and Merger Sub, on the one hand, and the Company, on the other hand, further agree to take all steps necessary to cause the Offer Documents and the Schedule

14D-9, as the case may be, as so corrected to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws.

          (d) In connection with the Offer, the Company will cause its transfer agent to furnish promptly to Merger Sub a list, as of a recent date, of the record holders of Shares and their addresses, as well as mailing labels containing the names and addresses of all record holders of Shares and lists of security positions of Shares held in stock depositories. The Company will furnish Merger Sub with such additional information (including, but not limited to, updated lists of holders of Shares and their addresses, mailing labels and lists of security positions) and such other assistance as Purchaser or Merger Sub or their agents may reasonably request in communicating the Offer to the record and beneficial holders of Shares.


                                   ARTICLE II

                      THE MERGER; CLOSING; EFFECTIVE TIME

          2.1.  The Merger.  Subject to the terms and conditions of this
                ----------
Agreement, at the Effective Time (as defined in Section 2.3) Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease (the "Merger"). The Company shall be the surviving
                                ------
corporation in the Merger (sometimes hereinafter referred to as the "Surviving
                                                                     ---------
Corporation") and shall continue to be governed by the laws of the State of
-----------
Delaware, and the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger, except as set forth in Section 3.1. The Merger shall have the effects specified in the Delaware General Corporation Law (the "DGCL").
                                                                ----

          2.2.  Closing.  The closing of the Merger (the "Closing") shall take
                -------                                   -------
place (i) at the offices of Sullivan & Cromwell, 125 Broad Street, New York, New York at 9:00 a.m. on the first business day on which the last to be fulfilled or waived of the conditions set forth in Article VIII hereof shall be fulfilled or waived in accordance with this Agreement or (ii) at such other place and time and/or on such other date as the Company and Purchaser may agree.

          2.3.  Effective Time.  As soon as practicable following the Closing,
                --------------
and provided that this Agreement has not been terminated or abandoned pursuant to Article IX hereof, the Company and Purchaser will cause a Certificate of Merger (the "Delaware Certificate of Merger") to be executed and filed with the
             ------------------------------
Secretary of State of Delaware as provided in Section 251 of the DGCL. The Merger shall become effective on the date on which the Delaware Certificate of Merger has been duly filed with the Secretary of State of Delaware, and such time is hereinafter referred to as the "Effective Time."
                                        --------------

                                  ARTICLE III

                    CERTIFICATE OF INCORPORATION AND BY-LAWS
                          OF THE SURVIVING CORPORATION

          3.1.  The Certificate of Incorporation.  The Restated Certificate of
                --------------------------------
Incorporation of the Company (the "Company Certificate") in effect at the
                                   -------------------
Effective Time shall be the Certificate of Incorporation of the Surviving Corporation, until duly amended in accordance with the terms thereof and the DGCL, except that Article Fourth of the Company Certificate shall be amended to read in its entirety as follows:

          "The aggregate number of shares which the Corporation shall have the authority to issue is 1,000 shares of Common Stock, par value $1.00 per share."

          3.2.  The By-Laws.  The By-Laws of the Company (the "Company By-Laws")
                -----------                                    ---------------
in effect at the Effective Time shall be the By-Laws of the Surviving Corporation, until duly amended in accordance with the terms thereof and the DGCL.


                                   ARTICLE IV

                             OFFICERS AND DIRECTORS
                          OF THE SURVIVING CORPORATION

          4.1.  Officers and Directors.  The directors of Merger Sub and the
                ----------------------
officers of the Company at the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and By-Laws.

          4.2.  Boards of Directors; Committees.  If requested by Purchaser, the
                -------------------------------
Company will, subject to compliance with applicable law and promptly following the purchase by Merger Sub of Shares pursuant to the Offer, take all actions necessary to cause persons designated by Purchaser to become directors of the Company so that the total number of such persons equals not less than the product of (i) the total number of directors on the Board of Directors of the Company (giving effect to the directors elected pursuant to this sentence) and
(ii) a fraction the numerator of which is the aggregate number of Shares beneficially owned by Merger Sub or any affiliate of Merger Sub and the denominator of which is the total number of Shares then outstanding. In furtherance thereof, the Company will increase the size of the Board of Directors of the Company, or use its reasonable efforts to secure the resignation of directors, or both, as is necessary to permit Purchaser's designees to be elected to the Board of Directors of the Company.
At such time, the Company, if so requested, will use its reasonable efforts to cause persons designated by Purchaser to constitute the same proportionate representation of each committee of the Board of Directors of the Company, each board of directors of each subsidiary of the Company and each committee of each such board (in each case to the extent of the Company's ability to elect such persons). No directors appointed by Purchaser shall be entitled to receive any compensation or benefits currently in effect for the Company's non-employee directors. The Company's obligations to appoint designees to the Board of Directors of the Company shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Company shall promptly take all actions required pursuant to such Section and Rule in order to fulfill its obligations under this Section 4.2 and shall include in the Schedule 14D-9, or in a separate Rule 14f-1 information statement provided to stockholders, such information with respect to the Company and its officers and directors as is required under Section 14(f) and Rule 14f-1 to fulfill its obligations under this Section 4.2. Purchaser and Merger Sub will supply to the Company and will be solely responsible for any information with respect to either of them and their nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1.

          4.3  Actions by Directors.  For purposes of Article IX and Sections
               --------------------
10.3 and 10.4, no action taken by the Board of Directors of the Company after the date of the consummation of the Offer and prior to the Merger shall be effective unless such action is approved by the affirmative vote of at least a majority of the directors of the Company which are not officers of Purchaser or designees, stockholders or affiliates of Purchaser.

                                   ARTICLE V

              CONVERSION OR CANCELLATION OF SHARES IN THE MERGER

          5.1.  Conversion or Cancellation of Shares.  The manner of converting
                ------------------------------------
or canceling shares of the Company and Merger Sub in the Merger shall be as follows:

          (a) At the Effective Time, each Share of the Company issued and outstanding immediately prior to the Effective Time (other than Shares owned by Purchaser, Merger Sub or any other subsidiary of Purchaser (collectively, the "Purchaser Companies") or Shares that are held by stockholders ("Dissenting
--------------------                                             ----------
Stockholders") exercising appraisal rights pursuant to Section 262 of the DGCL)
------------
shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive, without interest, an amount in cash (the "Merger Consideration") equal to $22.00 or such greater amount which
           --------------------
may be paid pursuant to the Offer. All Shares (other than those owned by the Purchaser Companies), by virtue of the Merger and without any action on the part of the holders thereof, shall no longer be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a certificate representing any such Shares shall thereafter cease to have any rights with respect to such Shares, except the right to receive the Merger Consideration for such Shares upon the surrender of such certificate in accordance with Section 5.2 or the right, if any, to receive payment from the Surviving Corporation of the "fair value" of such Shares as determined in accordance with Section 262 of the DGCL.

          (b) At the Effective Time, each Share issued and outstanding at the Effective Time and owned by any of the Purchaser Companies, and each Share issued and held in the Company's treasury at the Effective Time, shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be canceled and retired without payment of any consideration therefor and shall cease to exist.

          (c) At the Effective Time, each share of Common Stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Merger Sub or the holders of such shares, be converted into one Share.

          5.2.  Payment for Shares.  Purchaser shall make available or cause to
                ------------------
be made available to the paying agent appointed by Purchaser with the Company's prior approval (the "Paying Agent") amounts sufficient in the aggregate to
                     ------------
provide all funds necessary for the Paying Agent to make payments pursuant to
Section 5.1(a) hereof to holders of Shares issued and outstanding immediately prior to the Effective Time (other than Shares owned by the Purchaser Companies). Such funds shall be invested by the Paying Agent as directed by Purchaser, provided that such investments shall be in obligations of or
           --------
guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody's Investors Service, Inc. or Standard & Poor's Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker's acceptances of commercial banks with capital exceeding $500 million. Any net profit resulting from, or interest or income produced by, such investments will be payable to the Surviving Corporation or Purchaser, as Purchaser directs. Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each person who was, at the Effective Time, a holder of record (other than any of the Purchaser Companies) of Shares a form (mutually agreed to by Purchaser and the Company) of letter of transmittal and instructions for use in effecting the surrender of the certificates which, immediately prior to the Effective Time, represented any of such Shares in exchange for payment therefor. Upon surrender to the Paying Agent of such certificates, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the Surviving Corporation shall promptly cause to be paid to the persons entitled thereto a check in the amount to which such persons are entitled as Merger Consideration, after giving effect to any required tax withholdings. No interest will be paid or will accrue on the amount payable upon the surrender of any such certificate. If payment is to be made to a person other than the registered holder of the certificate surrendered, it shall be a condition of such payment that the certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the certificate surrendered or establish to the satisfaction of the Surviving Corporation or the Paying Agent that such tax has been paid or is not applicable. One hundred and eighty days following the Effective Time, the Surviving Corporation shall be entitled to cause the Paying Agent to deliver to it any funds (including any interest received with respect thereto) made available to the Paying Agent which have not been disbursed to holders of certificates formerly representing Shares outstanding on the Effective Time, and thereafter such holders shall be entitled to look to the Surviving Corporation only as general creditors thereof with respect to the cash payable upon due surrender of their certificates. Notwithstanding the foregoing, neither the Paying Agent nor any party hereto shall be liable to any holder of certificates formerly representing Shares for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of cash for Shares and Purchaser shall reimburse the Surviving Corporation for such charges and expenses.

          5.3.  Dissenters' Rights.  If any Dissenting Stockholder shall be
                ------------------
entitled to be paid the "fair value" of his or her Shares, as provided in
Section 262 of the DGCL, the Company shall give Purchaser notice thereof and Purchaser shall have the right to participate in all negotiations and proceedings with respect to any such demands. Neither the Company nor the Surviving Corporation shall, except with the prior written consent of Purchaser, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment. If any Dissenting Stockholder shall fail to perfect or shall have effectively withdrawn or lost the right to dissent, the Shares held by such Dissenting Stockholder shall thereupon be treated as though such Shares had been converted into the Merger Consideration pursuant to Section 5.1.

          5.4.  Transfer of Shares After the Effective Time.  No transfers of
                -------------------------------------------
Shares shall be made on the stock transfer books of the Surviving Corporation at or after the Effective Time.


                                   ARTICLE VI

                         REPRESENTATIONS AND WARRANTIES

          6.1.  Representations and Warranties of the Company.  The Company
                ---------------------------------------------
hereby represents and warrants to Purchaser and Merger Sub that:

          (a)   Corporate Organization and Qualification. Each of the Company
                ----------------------------------------
and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation and is in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification, except for such failure to so qualify or be in such good standing, which, when taken together with all other such failures, is not reasonably likely to have a material adverse effect on the financial condition, properties, business or results of operations of the Company and its subsidiaries taken as a whole.
Each of the Company and its subsidiaries has the requisite corporate power and authority to carry on its respective businesses as they are now being conducted. The Company has made available to Purchaser a complete and correct copy of the Company Certificate and Company By-Laws, each as amended to date. The Company Certificate and Company By-Laws so delivered are in full force and effect. The Company has delivered to Purchaser prior to the date hereof (i) a true, correct and complete list of the subsidiaries and associated entities of the Company which evidences, among other things, the amount of capital stock or other equity interests owned by the Company, directly or indirectly, in such subsidiaries or associated entities, (ii) copies of all joint venture agreements and partnership agreements to which the Company or any subsidiary of the Company is a party and
(iii) a true, correct and complete list of all entities in which the Company owns, directly or indirectly, less than a 50% equity interest.

          (b)  Authorized Capital.  The authorized capital stock of the Company
               ------------------
consists of 10,000,000 Shares, of which 8,068,665 Shares were outstanding on February 26, 1998, and 2,000,000 shares of Preferred Stock par value $1.00 per share (the "Preferred Shares"), of which no shares were outstanding as of the
            ----------------
date hereof. All of the outstanding Shares have been duly authorized and are validly issued, fully paid and nonassessable. The Company has no Shares or Preferred Shares reserved for issuance, except that, as of February 26, 1998, there were an aggregate of 919,150 Shares reserved for issuance under then-current outstanding stock options pursuant to the 1987 Long-Term Performance Plan (the "1987 Plan"), the 1989 Long-Term Performance Plan (the "1989 Plan"),
           ---------                                              ---------
the 1993 Performance Plan (the "1993 Plan") and the 1996 Long-Term Performance
                                ---------
Plan (the "1996 Plan" and collectively with the Plans listed in this sentence,
           ---------
the "Stock Plans") and 120,000 Preferred Shares reserved for issuance upon
     -----------
exercise of the rights (the "Rights") issued pursuant to the Rights Agreement,
                             ------
dated as of November 13, 1997, between the Company and Harris Trust and Savings Bank (the "Rights Agreement"). Each of the outstanding shares of capital stock
           ----------------
of each of the Company's subsidiaries (as defined in Rule 1.02(v) of Regulation S-X promulgated pursuant to the Exchange Act) is duly authorized, validly issued, fully paid and nonassessable and, except as set forth in the Disclosure Letter, owned, either directly or indirectly, by the Company free and clear of all liens, pledges, security interests, claims or other encumbrances. Except as set forth above, there are no shares of capital stock of the Company authorized, issued or outstanding and except as set forth above, there are no pre emptive rights nor any outstanding subscriptions, options, warrants, rights, convertible securities or other agreements or commitments of any character relating to the issued or unissued capital stock or other securities of the Company or any of its subsidiaries.

Immediately prior to the consummation of the Offer and the Merger, no Preferred Shares or any other securities of the Company will be subject to issuance pursuant to the Rights Agreement, no Distribution Date (as defined in the Rights Agreement) shall have occurred and, at or after the Effective Time, the Surviving Corporation will have no obligation to issue, transfer or sell any Shares or common stock of the Surviving Corporation pursuant to any Benefit Plan (as defined in Section 7.1(d)).

          (c)  Corporate Authority.  Subject only to approval of this Agreement
               -------------------
by the holders of a majority of the outstanding Shares, the Company has the requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement is a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, assuming the due authorization, execution and delivery hereof by Purchaser and Merger Sub.

          (d)  Governmental Filings; No Violations.  (i) Other than the filings
               -----------------------------------
provided for in Section 2.3, as required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") and as required under the Exchange Act
                               -------
(collectively, the "Regulatory Filings"), no notices, reports or other filings
                    ------------------
are required to be made by the Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company from, any governmental or regulatory authority, agency, commission or other entity, domestic or foreign ("Governmental Entity"), in connection with
                                       -------------------
the execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby, the failure to make or obtain any or all of which is reasonably likely to have a material adverse effect on the financial condition, properties, business or results of operations of the Company and its subsidiaries taken as a whole, or could prevent, delay or materially burden the transactions contemplated by this Agreement.

          (ii) Except as to matters described in the disclosure letter delivered to Purchaser on or prior to the date hereof (the "Disclosure Letter"),
                                                            -----------------
the execution and delivery of this Agreement by the Company do not, and the consummation by the Company of the transactions contemplated by this Agreement will not, constitute or result in (i) a breach or violation of, or a default under, the Company Certificate or Company By-Laws or the comparable governing instruments of any of its subsidiaries, (ii) a breach or violation of, a default under or the triggering of any payment or other material obligations pursuant to, any of the Company's existing Benefit Plans (as defined in Section 7.1(d)) or any grant or award made under any of the foregoing, (iii) a breach or violation of, or a default under, the acceleration of or the creation of a lien, pledge, security interest or other encumbrance on assets (with or without the giving of notice or the lapse of time) pursuant to, any provision of any agreement, lease, permit, contract, joint venture agreement, partnership agreement, note, mortgage, indenture, arrangement or other legal obligation ("Contracts") of the Company or
-----------
any of its subsidiaries or any law, rule, ordinance or regulation or judgment, decree, order, award or governmental or non-governmental permit or license to which the Company or any of its subsidiaries is subject or (iv) any change in the rights or obligations of any party under any of the Contracts, except, in the case of clause (iii) or (iv) above, for such breaches, violations, defaults, accelerations or changes that, alone or in the aggregate, are not reasonably likely to have a material adverse effect on the financial condition, properties, business or results of operations of the Company and its subsidiaries taken as a whole or that could not prevent, delay or materially burden the transactions contemplated by this Agreement. The Disclosure Letter (i) specifically identifies all Contracts that contain any "change of control" or other similar provisions and (ii) sets forth, to the best knowledge of the officers of the Company, a list of any consents required under any Contracts to be obtained prior to consummation of the transactions contemplated by this Agreement (whether or not subject to the exception set forth with respect to clause (iii) above). The Company will use its best efforts to obtain the consents referred to in the Disclosure Letter.

          (e)  Company Reports; Financial Statements.  The Company has delivered
               -------------------------------------
to Purchaser each registration statement, schedule, report, proxy statement or information statement required to be filed or otherwise filed with the SEC (the "Company Reports") prepared by it since December 31, 1996 (the "Audit Date"),
 ---------------                                                ----------
including, without limitation, (i) the Company's Annual Report on Form 10-K/A for the fiscal year ended December 31, 1996, (ii) the Company's Quarterly Reports on Form 10-Q/A for the periods ended March 31, 1997, June 30, 1997 and September 30, 1997, (iii) a Definitive Proxy Statement on Schedule 14A dated April 7, 1997, (iv) a Form 8-A dated January 6, 1998, and (v) the Form 8-K dated December 31, 1996 and the Form 8-K dated November 13, 1997, each in the form (including exhibits and any amendments thereto) filed with the SEC. As of their respective dates, the Company Reports complied in all material respects with the applicable requirements under the Exchange Act and did not, and any Company Reports filed with the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. Each of the consolidated balance sheets and statements of financial position included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents the consolidated financial position of the Company and its subsidiaries as of its date and each of the consolidated statements of earnings, stockholders' equity and cash flows included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents the results of operations, stockholders' equity and changes in cash flows, as the case may be, of the Company and its subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments which will not be material in amount or effect), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein. Other than the Company Reports specifically recited above, the Company has not filed any other definitive reports or statements with the SEC since the Audit Date. The Company will provide Purchaser with the most current draft version of the Company's Annual Report on Form 10-K, including documents incorporated therein by reference, for the year ended December 31, 1997, (the "1997 10-K") promptly
                                                       ---------
after preparation of such draft. As soon as practicable after receiving its auditor's opinion with respect to the Company's financial statements for the fiscal year ended December 31, 1997 (the "1997 Financial Statements"), the
                                          -------------------------
Company will deliver to Purchaser a copy of such 1997 Financial Statements (including such auditor's opinion) and, either simultaneously therewith or as soon thereafter as is practicable, a copy of the 1997 10-K in substantially the form to be filed with the SEC. The 1997 10-K, as filed with the SEC, will comply with the standards set forth in this Section 6.1(e) for the Company Reports.

          (f)  Absence of Certain Changes.  Except as disclosed in the Company
               --------------------------
Reports filed with the SEC prior to the date hereof or otherwise disclosed in the Disclosure Letter, since the Audit Date, the Company and its subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction other than according to, the ordinary and usual course of such businesses and there has not been (i) any material adverse change in the financial condition, properties, business or results of operations of the Company and its subsidiaries taken as a whole or any development or combination of developments of which management of the Company has knowledge that is reasonably likely to result in any such change; (ii) any material change in the net projected liability relating to asbestos or silica or projected insurance recovery related thereto included in the Company Reports or any development or combination of developments of which management of the Company has knowledge that is reasonably likely to result in any such change; (iii) any declaration, setting aside or payment of any dividend or other distribution with respect to the capital stock of the Company; or (iv) any change by the Company in accounting principles, practices or methods. Since the Audit Date, except as provided for herein or as disclosed in the Company Reports filed with the SEC prior to the date hereof and other than in the ordinary course, there has not been any increase in the compensation payable or which could become payable by the Company and its subsidiaries to their officers or key employees, or any amendment of any Benefit Plans (as defined in Section 7.1).

          (g)  Litigation and Liabilities.  Except as disclosed with reasonable
               --------------------------
specificity in the Company Reports filed with the SEC prior to the date hereof or in the Disclosure Letter, there are no (i) civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings (collectively, "Actions") pending or, to the knowledge of the management of the Company,
--------
threatened against the Company or any of its subsidiaries or (ii) obligations or liabilities, whether or not accrued, contingent or otherwise, including, without limitation, those relating to matters involving any Environmental Law (as defined in Section 6.1(m)), or any other facts or circumstances of which the management of the Company is aware that could result in any claims against or obligations or liabilities of the Company or any of its subsidiaries, that, alone or in the aggregate, are reasonably likely to have a material adverse effect on the financial condition, properties, business or results of operations of the Company and its subsidiaries taken as a whole. The Company has set forth in the Disclosure Letter a true description of all claims, obligations and liabilities relating to asbestos and silica, including, without limitation, product and general liability.

          (h)  Employee Benefits.
               -----------------

          (i) All bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock and stock option, employment, termination, severance, compensation, medical, health or other plan, contract, policy or arrangement which covers current or former employees of the Company and its subsidiaries (the "Employees") and current or former directors of the Company (the
      ---------
"Compensation and Benefit Plans") including, but not limited to, "employee
-------------------------------
benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") are listed in the Disclosure
                                          -----
Letter and any "change of control" or similar provisions therein are specifically identified in the Disclosure Letter. True and complete copies of all Compensation and Benefit Plans and such other benefit plans, contracts or arrangements, including, but not limited to, any trust instruments and insurance contracts, if any, forming a part of any such plans and agreements, and all amendments thereto have been made available to Purchaser.

          (ii) All Compensation and Benefit Plans are in substantial compliance with applicable law and all Compensation and Benefit Plans which are employee benefit plans, other than "multiemployer plans" within the meaning of Sections 3(37) of ERISA, covering employees (the "Plans") to the extent subject to ERISA, are in substantial compliance with ERISA. Each Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA ("Pension
                                                                    -------
Plan") and which is intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), has received a favorable
                                                ----
determination letter from the Internal Revenue Service with respect to "TRA" (as defined in Section 1 of Internal Revenue Service Revenue Procedure 93-39), and the Company is not aware of any circumstances likely to result in revocation of any such favorable determination letter. There is no material pending or, to the knowledge of the Company, threatened litigation relating to the Compensation and Benefit Plans. Neither the Company nor any subsidiary has engaged in a transaction with respect to any Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject the Company or any of its subsidiaries to a material tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.

          (iii) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by the Company or any subsidiary with respect to any ongoing, frozen or terminated "single-employer plan", within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (an "ERISA Affiliate"). The Company and its
                                      ---------------
subsidiaries have not incurred and do not expect to incur any withdrawal liability with respect to a multiemployer plan under Subtitle E of Title IV of ERISA. No notice of a "reportable event", within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof.

          (iv) All contributions required to be made under the terms of any Plan have been timely made. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA. Neither the Company nor its subsidiaries has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

          (v) Except as set forth in the Disclosure Letter, under each Pension Plan which is a single-employer plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all "benefit liabilities", within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the Plan's most recent actuarial valuation), did not exceed the then current value of the assets of such Plan, and there has been no material change in the financial condition of such Plan since the last day of the most recent Plan Year. The withdrawal liability of the Company and its subsidiaries under each Benefit Plan which is a multiemployer plan to which the Company, its subsidiaries or an ERISA Affiliate has contributed during the preceding 12 months, determined as if a "complete withdrawal", within the meaning of Section 4203 of ERISA, had occurred as of the date hereof, does not exceed $100,000.

          (vi) Neither the Company nor the subsidiaries have any obligations for retiree health and life benefits under any Plan, except as set forth in the Disclosure Letter. The Company or its subsidiaries may amend or terminate any such Plan pursuant to the terms thereof.

          (vii) Except as set forth in the Disclosure Letter, the consummation of the transactions contemplated by this Agreement will not (x) entitle any employees of the Company or any of its subsidiaries to severance pay, (y) accelerate the time of payment or vesting or trigger any payment of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Compensation and Benefit Plans or (z) result in any breach or violation of, or a default under any of the Compensation and Benefit Plans.

          (viii) All Compensation and Benefit Plans covering non-U.S. Employees comply in all material respects with applicable local law. Except as set forth in the Disclosure Letter, the Company and its subsidiaries have no material unfunded liabilities with respect to any Pension Plan which covers non-U.S. Employees.

          (ix) The method of allocating the portion of the proceeds of the Offer from the suspense account which is part of the A.P. Green Industries, Inc. Employee Stock Ownership Trust, which implements and forms part of the A.P. Green Investment Plan (collectively, the "ESOP") to participants' accounts in accordance with Section 7.8(d) hereof will not violate the terms of the ESOP.

          (i)  Compliance.  Neither the Company nor any of its subsidiaries is
               ----------
in conflict with, or in default or violation of, (i) any law, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or by which its or any of their respective properties are bound or affected, or
(ii) any Contract to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties are bound or affected, except for any such conflicts, defaults or violations that, individually or in the aggregate, are not reasonably likely to have a material adverse effect on the financial condition, properties, business or results of operations of the Company and its subsidiaries taken as a whole, or could prevent, delay or materially burden the transactions contemplated by this Agreement.

          (j)  Brokers and Finders.  Neither the Company nor any of its
               -------------------
officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders, fees in connection with the transactions contemplated herein, except that the Company has employed Credit Suisse First Boston as its financial advisor, the arrangements with which have been disclosed in writing to Purchaser prior to the date hereof.

          (k)  Other Actions.
               -------------

          (i) The transactions contemplated hereby have been approved by the Board of Directors of the Company in accordance with Article Sixth of the Company Certificate and, as a result thereof, Article Sixth is inapplicable to the Offer and the Merger.

          (ii) The Company has taken all necessary action under the Rights Agreement to provide that the execution of this Agreement and the consummation of the transactions contemplated hereby will not cause (i) Merger Sub and/or Purchaser to become an Acquiring Person (as defined in the Rights Agreement) or
(ii) a Distribution Date or a Stock Acquisition Date (as such terms are defined in the Rights Agreement) to occur, irrespective of the number of Shares acquired pursuant to the Offer.

          (l)  Takeover Statutes.  No "fair price", "moratorium", "control share
               -----------------
acquisition" or other similar antitakeover statute or regulation (including, without limitation, Section 203 of the DGCL) (each a "Takeover Statute") is
                                                      ----------------
applicable to the Company, the Shares, the Offer, the Merger or the transactions contemplated hereby.

          (m)  Environmental Matters. Except as disclosed in the Disclosure
               ---------------------
Letter and except to the extent that the Company's noncompliance with the following would not reasonably be likely to have a material adverse effect on the on the financial condition, properties, business or results of operations of the Company and its subsidiaries taken as a whole: (i) the Company and its subsidiaries have complied at all times with all applicable Environmental Laws;
(ii) all properties currently owned or operated by the Company or any subsidiary (including soils, groundwater, surface water, buildings or other structures) have not been contaminated with any Hazardous Substances; (iii) any properties formerly owned or operated by the Company or any of its subsidiaries were not contaminated with Hazardous Substances on or prior to such period of ownership or operation; (iv) neither the Company nor any subsidiary is subject to liability for any Hazardous Substance disposal or contamination on any third party property; (v) neither the Company nor any subsidiary is subject to liability for any release or threat of release of any Hazardous Substance; (vi) neither the Company nor any subsidiary has received any notice, demand, letter, claim or request for information indicating that it may be in violation of or liable under any Environmental Law; (vii) neither the Company nor any subsidiary is subject to any order, decree, injunction or other arrangement with any governmental entity or any indemnity or other agreement with any third party relating to liability under any Environmental Law; (viii) none of the properties of the Company or any subsidiary contain any underground storage tanks, asbestos-containing material, silica, lead products, or polychlorinated biphenyls; (ix) there are no other circumstances or conditions involving the Company or any subsidiary that could reasonably be expected to result in any claims, liability, investigations, costs or restrictions on the ownership, use, or transfer of any property pursuant to any Environmental Law; and (x) the Company has delivered or made available to Purchaser copies of all environmental reports, studies, assessments, sampling data and all other information in its possession relating to asbestos and silica liability and claims including without limitation product and sales information, filing rates, settlements, projected claims, legal advice, reserves, insurance and the use and disposal of asbestos containing material and silica.

          As used herein, the term "Environmental Law" means any federal, state
                                    -----------------
or local law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement relating to: (A) the protection, investigation or restoration of the environment, health, safety, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance, (C) noise, odor, wetlands, pollution, contamination or any injury or threat of injury to persons or property or (D) standards of conduct concerning protection of human health (including, without limitation, employee health and safety), in each case as amended and as now or hereafter in effect, and the term

"Hazardous Substance" means any substance that is:  (A) listed, classified or
 -------------------
regulated pursuant to any Environmental Law; (B) any petroleum product or by-product, asbestos-containing material, silica, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon; or (C) any other substance which may be the subject of regulatory action by any governmental authority pursuant to any Environmental Law.

          (n) Tax Matters.  The Company and each of its subsidiaries, and any
              -----------
consolidated, combined, unitary or aggregate group for tax purposes of which the Company or any of its subsidiaries is or has been a member, has timely filed all Tax Returns required to be filed by it in the manner provided by law. All such Tax Returns are true, correct and complete in all material respects. The Company and each of its subsidiaries have paid all Taxes (including interest and penalties) due or required to be withheld from amounts owing to any employee, creditor or third party or have provided adequate reserves in their financial statements for any Taxes that have not been paid, whether or not shown as being due on any returns. Except as has been disclosed to Purchaser in the Disclosure
Letter: (i) no material claim for unpaid Taxes has become a lien or encumbrance of any kind against the property of the Company or any of its subsidiaries or is being asserted against the Company or any of its subsidiaries; (ii) no audit, examination, investigation or other proceeding in respect of Taxes is pending, threatened or being conducted by a Tax Authority; (iii) no extension or waiver of the statute of limitations on the assessment of any Taxes has been granted by the Company or any of its subsidiaries and is currently in effect; (iv) neither the Company nor any of its subsidiaries is a party to, is bound by, or has any obligation under, or potential liability with regards to, any Tax sharing agreement, Tax indemnification agreement or similar contract or arrangement; (v) no power of attorney has been granted by or with respect to the Company or any of its subsidiaries with respect to any matter relating to Taxes; (vi) neither the Company nor any of its subsidiaries is a party to any agreement, plan, contract or arrangement (whether oral or in writing) that would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code; (vii) neither the Company nor any of its subsidiaries has any deferred intercompany gain or loss arising as a result of a deferred intercompany transaction within the meaning of Treasury Regulation Section 1.1502-13 (or similar provision under state, local or foreign law) or any excess loss accounts within the meaning of Treasury Regulation Section 1.1502-19; (viii) the Company is not and has not been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(ii) of the Code. As used herein, "Taxes" shall mean any taxes of any kind, including
                            -----
but not limited to those on or measured by or referred to as income, gross receipts, capital, sales, use, ad valorem, franchise, profits, license, withholding, premium, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any governmental authority, domestic or foreign. As used herein, "Tax Return" shall mean any return, report or statement
                          ----------
required to be filed with any governmental authority with respect to Taxes.

          (o)  Intangible Property.  Except as set forth in the Disclosure
               -------------------
Letter, the Company and its subsidiaries own or have adequate rights to use all patents, trademarks, trade names, service marks, brands, logos, copyrights, licenses, trade secrets, customer lists and other proprietary intellectual property rights (collectively, "Intellectual Property") required for, used in or
                                ---------------------
incident to the business of the Company and its subsidiaries as now conducted or proposed to be conducted. To the knowledge of the Company, all Intellectual Property owned by the Company is valid and enforceable. Except as set forth in the Disclosure Letter, the Company has not received notice, and has no reason to know of any claim or threatened infringement of the rights of others with respect to any Intellectual Property used or owned by the Company, the loss of which could have a material adverse effect on the financial condition, properties, business or results of operations of the Company and its subsidiaries taken as a whole. Except as disclosed in the Disclosure Letter, the Company and its subsidiaries have not been sued within the past two years (or with respect to a subsidiary of the Company, since such subsidiary was acquired by the Company if acquired less than two years prior to the date hereof) for infringing on the Intellectual Property of another entity or person. To the knowledge of the Company, the Company is not now using, and has not in the past used without appropriate authorization, any confidential information or trade secrets of any third party. The Company has not received any notice alleging such conduct within the past two years and, with respect to notices received prior to such time, there is no Action pending or, to the knowledge of the Company, threatened with respect thereto.

          6.2.  Representations and Warranties of Purchaser and Merger Sub.
                ----------------------------------------------------------
Purchaser and Merger Sub represent and warrant to the Company that:

          (a)  Corporate Organization and Qualification.  Each of Purchaser and
               ----------------------------------------
Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation and is in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification except for such failure to so qualify or to be in such good standing, which, when taken together with all other such failures, is not reasonably likely to have a material adverse effect on the financial condition, properties, business or results of operations of Purchaser and its subsidiaries, taken as a whole. Each of Purchaser and its subsidiaries has the requisite corporate power and authority to carry on its respective businesses as they are now being conducted.

          (b)  Corporate Authority.  Purchaser and Merger Sub each has the
               -------------------
requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement is a valid and binding agreement of Purchaser and Merger Sub enforceable against Purchaser and Merger Sub in accordance with its terms, assuming the due authorization, execution and delivery hereof by the Company.

          (c)  Governmental Filings; No Violations.  (i) Other than the
               -----------------------------------
Regulatory Filings, no notices, reports or other filings are required to be made by Purchaser and Merger Sub with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Purchaser and Merger Sub from, any Governmental Entity in connection with the execution and delivery of this Agreement by Purchaser and Merger Sub and the consummation by Purchaser and Merger Sub of the transactions contemplated hereby, the failure to make or obtain any or all of which could prevent, delay or materially burden the transactions contemplated by this Agreement.

          (ii) The execution and delivery of this Agreement by Purchaser and Merger Sub do not, and the consummation by Purchaser and Merger Sub of the transactions contemplated by this Agreement will not, constitute or result in
(i) a breach or violation of, or a default under, the Certificate of Incorporation or By-Laws of Purchaser or Merger Sub or the comparable governing instruments of any of their subsidiaries or (ii) a breach or violation of, a default under, the acceleration of or the creation of a lien, pledge, security interest or other encumbrance on assets (with or without the giving of notice or the lapse of time) pursuant to, any provision of any Contract of Purchaser or Merger Sub or any of their subsidiaries or any law, ordinance, rule or regulation or judgment, decree, order, award or governmental or non-governmental permit or license to which Purchaser or Merger Sub or any of their subsidiaries are subject, except, in the case of clause (ii) above, for such breaches, violations, defaults or accelerations or changes that, alone or in the aggregate, could not prevent or delay or materially burden the transactions contemplated by this Agreement.

          (d)  Funds.  Purchaser has or will have the funds necessary to
               -----
consummate the transactions contemplated by this Agreement.


                                  ARTICLE VII

                                   COVENANTS

          7.1.  Interim Operations of the Company.  The Company covenants and
                ---------------------------------
agrees, as to itself and its subsidiaries, that, except as set forth in the Disclosure Letter, after the date hereof and prior to the Effective Time (unless Purchaser shall otherwise agree in writing and except as otherwise permitted or required by this Agreement):

          (a) the business of the Company and its subsidiaries shall be conducted only in the ordinary and usual course and, to the extent consistent therewith, each of the Company and its subsidiaries shall use its best efforts to preserve its business organization intact and maintain its existing relations with customers, suppliers, employees and business associates;

          (b) the Company shall not (i) sell or pledge or agree to sell or pledge any stock owned by it in any of its subsidiaries; (ii) amend the Company Certificate or Company By-Laws or amend, modify or terminate the Rights Agreement, or redeem the Rights issued pursuant thereto; (iii) split, combine or reclassify the outstanding Shares; or (iv) declare, set aside or pay any dividend payable in cash, stock or property with respect to the Shares;

          (c) neither the Company nor any of its subsidiaries shall (i) issue, sell, pledge, dispose of or encumber any additional shares of, or securities convertible or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock of any class of the Company or its subsidiaries or any other property or assets other than, in the case of the Company, Shares issuable pursuant to options outstanding on the date hereof under the Stock Plans; (ii) transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of or encumber any assets or incur or modify any indebtedness or other liability other than in the ordinary and usual course of business; (iii) acquire directly or indirectly by redemption or otherwise any shares of the capital stock of the Company; (iv) authorize capital expenditures for items other than those relating to the Company's Palmetto, South Carolina facility in excess of $250,000 individually or $1,500,000 in the aggregate;
     (v) authorize capital expenditures for items relating to the Company's Palmetto, South Carolina facility in excess of $8,500,000 in the aggregate or (vi) make any acquisition of another person or entity (by merger, consolidation or acquisition of stock or assets) or any investment in, assets or stock of any other person or entity;

          (d) neither the Company nor any of its subsidiaries shall grant any severance or termination pay to, or enter into any employment or severance agreement with any director, officer or other employee of the Company or such subsidiaries; and neither the Company nor any of its subsidiaries shall establish, adopt, enter into, make any new grants or awards under or amend, any collective bargaining, bonus, profit shar ing, thrift, compensation, stock option, restricted stock, pension, retirement, employee stock ownership, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers or employees (the "Benefit Plans");
                                                           -------------

          (e) except in the ordinary and usual course of business and with the consent of Purchaser, neither the Company nor any of its subsidiaries shall settle or compromise any material claims or litigation or, modify, amend or terminate any of its joint venture agreements, partnership agreements or material Contracts or waive, release or assign any material rights or claims;

          (f) neither the Company nor any of its subsidiaries shall make any tax election or permit any insurance policy naming it as a beneficiary or a loss payable payee to be canceled or terminated without notice to Purchaser, except in the ordinary and usual course of business;

          (g) except as may be required as a result of a change in law or in generally accepted accounting principles, neither the Company nor any of its subsidiaries shall change any of the accounting practices or principles used by it;

          (h) neither the Company nor any of its subsidiaries shall adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization, or other reorganization of the Company or any of its subsidiaries not constituting an inactive subsidiary (other than the Merger); and

          (i) neither the Company nor any of its subsidiaries will authorize or enter into an agreement to do any of the foregoing or take any action that would make any of the representations or warranties of the Company contained in this Agreement untrue or incorrect as of the date when made if such action had then been taken, or would result in any of the Offer Conditions set forth in Annex A not being satisfied.

          7.2.  Acquisition Proposals.  The Company, its affiliates and its and
                ---------------------
their respective officers, directors, employees, representatives and agents (including, without limitation, any investment banker, attorney or accountant retained by the Company or any of its subsidiaries) shall immediately cease all existing discussions or negotiations, if any, with any parties conducted heretofore with respect to any acquisition or exchange of all or any material portion of the assets of, or more than 15% of the equity interest in, the Company or any of its subsidiaries (by direct purchase from the Company, tender or exchange offer or otherwise) or any business combination, merger, consolidation or similar transaction (including an exchange of stock or assets) with or involving the Company or any subsidiary or division of the Company (an "Acquisition Transaction"). Neither the Company nor any of its affiliates, nor
------------------------
any of its or their respective officers, directors, employees, representatives or agents (including, without limitation, any investment banker, attorney or accountant retained by the Company or any of its subsidiaries) shall, directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any corporation, partnership, person or other entity or group (other than Purchaser and Merger Sub, any affiliate or associate of Purchaser and Merger Sub or any designees of Purchaser and Merger Sub) with respect to any inquiries or the making of any offer or proposal (including, without limitation, any offer or proposal to the stockholders of the Company) concerning an Acquisition Transaction (an "Acquisition Proposal"), unless (i) the Board of Directors of
                 --------------------
the Company determines in good faith after consultation with outside legal counsel that such action is necessary in order for its directors to comply with their respective fiduciary duties under applicable law and (ii) the Board of Directors of the Company determines in good faith (after consultation with its financial advisor) that such Acquisition Proposal, if accepted, is reasonably likely to be consummated (taking into account all legal, financial and regulatory aspects of the proposal, the person making the proposal and all other relevant factors) and would, if consummated, result in a transaction more favorable to the Company's stockholders from a financial point of view than the transaction contemplated by this Agreement (any such more favorable Acquisition Proposal being referred to in this Agreement as a "Superior Proposal"). The
                                                   -----------------
Company will take the necessary steps to inform the individuals or entities referred to in the first sentence hereof of the obligations undertaken in this
Section 7.2. The Company will notify Purchaser immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with the Company, the name of the person making such proposals (unless identifying such person is prohibited by a binding confidentiality agreement in effect as of February 25, 1998), the material terms and conditions of such proposals and thereafter shall keep Purchaser informed, on a current basis, of the status and terms of such proposals and the status of such negotiations or discussions. The Company agrees not to release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which the Company is a party, unless the Board of Directors of the Company shall have determined in good faith, based upon the advice of outside counsel to the Company, that failing to release such third party or waive such provisions would constitute a breach of the fiduciary duties of the Board of Directors of the Company under applicable law.

          7.3.  Meetings of the Company's Stockholders.  (a) If required
                --------------------------------------
following termination of the Offer, the Company will take, consistent with applicable law, the Company Certificate and the Company By-Laws, all action necessary to convene a meeting of holders of Shares as promptly as practicable following the purchase of Shares pursuant to the Offer to consider and vote upon the approval of this Agreement and the Merger. Subject to fiduciary requirements of applicable law, the Board of Directors of the Company shall recommend such approval and the Company shall take all lawful action to solicit such approval. At any such meeting of the Company all of the Shares then owned by the Purchaser Companies will be voted in favor of this Agreement. The Company's proxy or information statement with respect to such meeting of shareholders (the "Proxy Statement"), at the date thereof and at the date of
                   ---------------
such meeting, will comply in all material respects with the applicable requirements under the Exchange Act and will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the foregoing shall not apply to the extent
            --------  -------
that any such untrue statement of a material fact or omission to state a material fact was made by the Company in reliance upon and in conformity with written information concerning the Purchaser Companies furnished to the Company by Purchaser specifically for use in the Proxy Statement. The Proxy Statement shall not be filed, and no amendment or supplement to the Proxy Statement will be made by the Company, without consultation with Purchaser and its counsel.

          (b) Notwithstanding the foregoing, in the event that Merger Sub shall acquire at least 90% of the outstanding Shares, the Company agrees, at the request of Merger Sub, subject to Article VIII, to take all necessary and appropriate action to cause the Merger to become effective as soon as reasonably practicable after such acquisition, without a meeting of the Company's stockholders, in accordance with Section 253 of the DGCL.

          7.4.  Filings; Other Action.  (a) Subject to the terms and conditions
                ---------------------
herein provided, the Company and Purchaser shall: (i) promptly make their respective filings and thereafter make any other required submissions under the HSR Act and other Regulatory Filings with respect to the Offer and the Merger; and (ii) use all reasonable efforts to promptly take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including but not limited to cooperating in the preparation and filing of the Offer Documents, the
Schedule 14D-9, the Proxy Statement, any required filings under the HSR Act or other foreign filings and any amendments to any thereof. The Company shall use all reasonable efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and parties to Contracts with the Company and its subsidiaries as are necessary for the consummation of the transactions contemplated by this Agreement and to fulfill the conditions to the Offer and the Merger. The Company will cooperate with Purchaser and Merger Sub with respect to consummating the financing for the Offer and the Merger and any refinancing of the Company's indebtedness. Notwithstanding anything contained herein to the contrary, Purchaser shall be under no obligation whatsoever to make or accept or engage in negotiations for any settlement with any governmental entity or any other arrangement involving the sale, disposition, or separate holding, through the establishment of a trust, or otherwise, of the business or any of the assets of the Company or any of its subsidiaries acquired pursuant to this Agreement, or any portion thereof, or particular assets of Purchaser or its subsidiaries or any of the Purchaser Companies in order to complete the transactions contemplated herein.

          (b) The Company and Purchaser each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by Purchaser or the Company, as the case may be, or any of their subsidiaries, from any

Governmental Entity with respect to the Offer or the Merger or any of the other transactions contemplated by this Agreement. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the HSR Act or any other antitrust law.

          7.5.  Access.  The Company shall (and shall cause each of its
                ------
subsidiaries to) afford Purchaser's officers, employees, counsel, lenders, accountants and other authorized representatives ("Representatives") access,
                                                   ---------------
during normal business hours throughout the period prior to the Effective Time, to the Representatives of the Company (and each of its subsidiaries) and its properties, books, Contracts and records and, during such period, the Company shall (and shall cause each of its subsidiaries to) furnish promptly to Purchaser all information concerning its business, properties and personnel as Purchaser or its Representatives may reasonably request, provided that no
                                                         --------
investigation pursuant to this Section 7.5 shall affect or be deemed to modify any representation or warranty made by the Company and provided, further, that
                                                       --------  -------
the foregoing shall not require the Company to permit any inspection, or to disclose any information, which in the reasonable judgment of the Company would result in the disclosure of any trade secrets of third parties or violate any obligation of the Company with respect to confidentiality if the Company shall have used reasonable efforts to obtain the consent of such third party to such inspection or disclosure. All requests for information made pursuant to this Section shall be directed to an executive officer of the Company or such person as may be designated by any such officer. Upon any termination of this Agreement, Purchaser will collect and deliver to the Company all documents obtained by it or any of its Representatives then in their possession and any copies thereof.

          7.6.  Notification of Certain Matters.  The Company shall give prompt
                -------------------------------
notice to Purchaser of: (a) any notice of, or other communication relating to, any environmental matter, a default or event that, with notice or lapse of time or both, would become a default, received by the Company or any of its subsidiaries subsequent to the date of this Agreement and prior to the Effective Time, under any Contract to which the Company or any of its subsidiaries is a party or is subject; (b) any changes or developments relating to any Action pending or, to the knowledge of management of the Company, threatened against the Company or any of its subsidiaries existing as of the date hereof; (c) any new Actions pending or, to the knowledge of management of the Company, threatened against the Company or any of its subsidiaries since the date hereof;
(d) any material adverse change in the financial condition or results of operations of the Company and its subsidiaries taken as a whole as compared to the financial condition and results of operations of the Company and its subsidiaries disclosed in the consolidated financial statements of the Company as of and for the year ended December 31, 1997 which are set forth in the Disclosure Letter or the occurrence of any event which, so far as reasonably can be foreseen at the time of its occurrence, is reasonably likely to result in any such change; and (e) any material adverse change in the properties or business of the Company and its subsidiaries taken as a whole or the occurrence of any event which, so far as reasonably can be foreseen at the time of its occurrence, is reasonably likely to result in any such change. Each of the Company and Purchaser shall give prompt notice to the other party of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.

          7.7.  Publicity.  The initial press release relating to the execution
                ---------
of this Agreement shall be a joint press release and thereafter the Company and Purchaser, unless they have previously agreed in writing to the contrary, will not issue any press release or otherwise make a public statement with respect to the transactions contemplated hereby or make any filings with any Governmental Entity or with any national securities exchange with respect thereto, unless in the written opinion of counsel to the party desiring to make such disclosure, a copy of which opinion shall be delivered to the other party as promptly as practicable under the circumstances, such disclosure is required by law or stock exchange rule or regulation.

          7.8.  Stock Options and Employee Benefits.
                -----------------------------------

          (a)   Stock Options - Cash Exchange.  Subject to Section 7.8(b),
                -----------------------------
immediately prior to the Effective Time, the Company shall take such actions as may be necessary such that immediately prior to the Effective Time each stock option outstanding and unexercised pursuant to the Stock Plans (the "Option"),
                                                                     ------
whether or not then exercisable, shall be canceled and shall cease to be exercisable. In consideration for such cancellation, the holder thereof, as soon as practicable after the Effective Time, will receive an amount in cash from Purchaser equal to the result of multiplying the number of shares of Company Common Stock previously subject to such Option by the difference between the Merger Consideration and the per share exercise price of such Option.

          (b)   Stock Options - Option Exchange.  (i)  The executives of the
                -------------------------------
Company that are listed in Exhibit 7.8(b) may, by written notice to Purchaser received by Purchaser not less than ten (10) business days prior to the Effective Time, elect to convert the Options held by them, up to the number of Options so designated in Exhibit 7.8(b), into options ("Purchaser Options") to
                                                        -----------------
purchase Purchaser common stock ("Purchaser Common Stock"). Any such election
                                  ----------------------
shall identify the Options to be converted into Purchaser Options and shall become irrevocable upon receipt by Purchaser of the notice of election. If such election is made, at the Effective Time, each Option to be converted shall be deemed to constitute an option to acquire Purchaser Common Stock on the same terms of the applicable Stock Plan and the stock option agreement by which it is evidenced. From and after the Effective Time, (A) each such Option may be exercised solely for shares of Purchaser Common Stock, (B) the number of shares of Purchaser Common Stock subject to such Option shall be equal to the result (rounded down to the nearest whole share) of multiplying the number of shares of Company Common Stock subject to such Option immediately prior to the Effective Time by a fraction (the "Conversion Fraction"), where (x)
                                                -------------------
the numerator is equal to the Merger Consideration and (y) the denominator is equal to the average of the last reported sales prices of the Purchaser Common Stock on the five business days immediately prior to the date hereof and (C) the per share exercise price under each such Option shall be equal to the result (rounded up to the nearest cent) of dividing the per share exercise price under each such Option by the Conversion Fraction; provided, however, that with
                                             --------  -------
respect to any Option which is an "incentive stock option", within the meaning of Section 422 of the Code, the adjustments provided by this Section 7.8(b)(i) shall be effected in a manner consistent with the requirements of Section 424(a) of the Code. No payment shall be made pursuant to Section 7.8(a) with respect to any portion of an Option that is converted into a Purchaser Option as aforesaid.

                (ii) (A) At or prior to the Effective Time, Purchaser shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Purchaser Common Stock for delivery upon exercise of Options assumed by it in accordance with Section 7.8(b)(i) and (B) as soon as administratively feasible following the Effective Time, file a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the Purchaser Common Stock subject to such Options (or shall cause such Option to be deemed an option issued pursuant to a Purchaser stock option plan for which Purchaser Common Stock have previously been registered pursuant to an appropriate registration form). Purchaser shall use its best efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses contained therein) for so long as the Options remain outstanding.

          (c)  Employee Benefits.  Purchaser agrees that during the period
               -----------------
commencing at the Effective Time and ending on the first anniversary thereof, the employees of the Company will continue to be provided with benefits under employee benefit plans (other than stock options or other plans involving the potential issuance of securities of the Company or Purchaser) which in the aggregate are substantially comparable to those currently provided by the Company to such employees; provided, however, that employees covered by
                           --------  -------
collective bargaining agreements need not be provided with such benefits. Purchaser will cause each employee benefit plan of Purchaser in which employees of the Company are eligible to participate to take into account for purposes of eligibility and vesting thereunder the service of such employees with the Company as if such service were with Purchaser. Purchaser will, and will cause the Surviving Corporation to, honor without modification all employee benefit obligations to current and former employees of the Company accrued as of the Effective Time and, to the extent set forth in the Disclosure Letter, all employee severance plans in existence on the date hereof and all employment or severance agreements adopted by the Board of Directors of the Company and entered into prior to the date hereof.

     (d)  ESOP Distributions and Termination.  As soon as practicable following
          ----------------------------------
the Effective Time, Purchaser and the Company shall take all actions necessary or appropriate to cause the A.P. Green Industries, Inc. Employee Stock Ownership Trust, which implements and forms part of the A.P. Green Investment Plan (collectively, the "ESOP"), to provide for the use of all proceeds received pursuant to the Offer from the tender of Shares allocated to the suspense account of the ESOP, as follows: first, such proceeds shall be applied to repay any outstanding loan incurred by the ESOP; and secondly, the balance of such proceeds shall be allocated to participants' Employer Match ESOP account in proportion to the total aggregate value of such accounts of the participants as of the accounting date immediately preceding the Effective Time, except to the extent such allocations could exceed the limits on annual contributions pursuant to Section 415 of the Code. In addition, as soon as is reasonably practicable following the Effective Time (or, if deemed appropriate by Purchaser and the Company, after receipt of a favorable determination letter from the Internal Revenue Service on the effect of termination of the ESOP) Purchaser and the Company shall terminate the ESOP and distribute all proceeds to the participants in accordance therewith. Notwithstanding the foregoing, Purchaser shall have no obligation to implement this Section 7.8(d) if such implementation would violate the terms of the ESOP or jeopardize the tax-qualified status of the ESOP.

          7.9.  Indemnification; Directors' and Officers' Insurance.  (a) From
                ---------------------------------------------------
and after the Effective Time, Purchaser agrees that it will cause the Surviving Corporation to indemnify and hold harmless each present and former director and officer of the Company, determined as of the Effective Time (the "Indemnified
                                                                  -----------
Parties"), against any costs or expenses (including reasonable attorneys' fees),
-------
judgments, fines, losses, claims, damages or liabilities (collectively, "Costs")
                                                                         -----
incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company is permitted to do so under Delaware law and the Company Certificate or Company By-Laws in effect on the date hereof (and Purchaser shall also advance expenses as incurred to the fullest extent permitted under applicable law provided the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification); provided that any determination required to be made with respect to whether an
--------
officer's or director's conduct complies with the standards set forth under Delaware law and the Company Certificate and Company By-Laws shall be made by independent counsel selected by the Surviving Corporation.

          (b) Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 7.9, upon learning of any such Action, shall promptly notify Purchaser thereof. In the event of any such Action (whether arising before or after the Effective Time), (i) Purchaser or the Surviving Corporation shall have the right to assume the defense thereof and Purchaser shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Purchaser or the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties advises that, in such counsel's reasonable judgment, there are material issues that constitute conflicts of interest between Purchaser or the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Purchaser or the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided,
                                                                  --------
however, that Purchaser shall be obligated pursuant to this paragraph (b) to pay
-------
for only one firm of counsel for all Indemnified Parties in any jurisdiction,
(ii) the Indemnified Parties will cooperate in the defense of any such matter and (iii) Purchaser shall not be liable for any settlement effected without its prior written consent; and provided, further, however, that Purchaser shall not
                           --------  -------  -------
have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is pro hibited by applicable law.

          (c) The Surviving Corporation shall be permitted to maintain the Company's existing officers' and directors' liability insurance ("D&O
                                                                  ---
Insurance") for a period of two years after the Effective Time so long as the annual premium therefor is not in excess of 150% of the last annual premium paid prior to the date hereof (the "D&O Premium"); provided, however, if the existing
                               -----------    --------  -------
D&O Insurance expires, is terminated or canceled during such two year period, the Surviving Corporation will use its best efforts to obtain as much D&O Insurance as can be obtained for the remainder of such period for a premium not in excess (on an annualized basis) of the D&O Premium.

          7.10.  Environmental Filings.  The Company shall promptly make all
                 ---------------------
filings, notifications, applications, permit transfers and other submissions relating to the Offer and Merger that may be required pursuant to any Environmental Laws including without limitation those relating to the ownership, operation or transfer of real property, underground storage tanks, waste disposal locations or landfills and closure and post closure financial assurances ("Environmental Submissions"). The Company shall provide Purchaser
             -------------------------
with copies of all Environmental Submissions at the time of filing and Purchaser shall cooperate with the Company in the preparation and execution of all Environmental Submissions.

          7.11.  Other Actions by the Company.
                 ----------------------------

          (a)  Takeover Statutes. If any Takeover Statute shall become
               -----------------
applicable to the transactions contemplated hereby, the Company and the members of the Board of Directors of the Company shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

          (b)  Rights.  Prior to the commencement of the Offer, the Board of
               ------
Directors of the Company shall amend the Rights Agreement so that the consummation of the transactions contemplated hereby will not cause (x) Merger Sub and/or Purchaser to become an Acquiring Person (as defined in the Rights Agreement) or (y) a Distribution Date or a Stock Acquisition Date (as such terms are defined in the Rights Agreement) to occur, irrespective of the number of Shares acquired pursuant to the Offer. In addition, the Board of Directors of the Company shall either (i) amend the Rights Agreement prior to the commencement of the Offer so that all outstanding Rights will expire upon the acceptance of Shares for payment pursuant to the Offer, whether or not tendered and purchased pursuant to the Offer, and neither the Company, Merger Sub nor Purchaser shall have any obligations under the Rights or the Rights Agreement to any holder (or former holder) of Rights following consummation of the Offer or
(ii) redeem all of the outstanding Rights immediately prior to the consummation of the Offer so that the Company, Merger Sub and Purchaser shall have no obligations under the Rights or the Rights Agreement following such time and the holders shall have no rights under the Rights or the Rights Agreement following such time, other than the redemption payment of $0.001 per Right as provided in the Rights Agreement.


                                  ARTICLE VIII

                                   CONDITIONS

          8.1.  Conditions to Obligations of Purchaser and Merger Sub.  The
                -----------------------------------------------------
respective obligations of Purchaser and Merger Sub to consummate the Merger are subject to the fulfillment of each of the following conditions, any or all of which may be waived in whole or in part by Purchaser or Merger Sub, as the case may be, to the extent permitted by applicable law:

          (a)  Stockholder Approval.  If required, this Agreement shall have
               --------------------
been duly approved by the holders of a majority of the Shares, in accordance with applicable law and the Company Certificate and the Company By-Laws;

          (b)  Purchase of Shares.  Merger Sub (or one of the Purchaser
               ------------------
Companies) shall have purchased Shares pursuant to the Offer;

          (c)  Governmental Consents and Regulatory Approvals.  The waiting
               ----------------------------------------------
period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated and, other than the filings provided for in Section 2.3, all filings required to be made prior to the Effective Time with, and all consents, approvals and authorizations required to be obtained prior to the Effective Time from, any Governmental Entity in connection with the execution and delivery of this Agreement and the consummation of the Merger by the Company, Purchaser and Merger Sub (the "Regulatory Approvals") shall have been made or obtained (as the case may be);
---------------------

          (d)  Injunction.  No United States or state court or other
               ----------
Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the transactions contemplated by this Agreement or imposes material restrictions on Purchaser or the Company in connection with consummation of the Merger or with respect to their business operations, either prior to or subsequent to the Merger (collectively, an "Order"); and
                   -----

          (e)  Other Obligations.  The Company shall have fulfilled its
               -----------------
obligations under Section 7.8(a) and the representations set forth in Section 6.1(k) shall be true and correct as of the Closing Date as if made on such date.

          8.2.  Conditions to Obligations of the Company.  The obligations of
                ----------------------------------------
the Company to consummate the Merger are subject to the fulfillment of each of the following conditions, any or all of which may be waived in whole or in part by the Company to the extent permitted by applicable law:

          (a)  Stockholder Approval.  If required, this Agreement shall have
               --------------------
been duly approved by the holders of a majority of the Shares, in accordance with applicable law and the Company Certificate and the Company By-Laws;

          (b)  Purchase of Shares.  Merger Sub (or one of the Purchaser
               ------------------
Companies) shall have purchased Shares pursuant to the Offer;

          (c)  Governmental Consents.  The waiting period applicable to the
               ---------------------
consummation of the Merger under the HSR Act shall have expired or been terminated; and

          (d)  Order.  There shall be in effect no Order.
               -----


                                   ARTICLE IX

                                  TERMINATION

          9.1.  Termination by Mutual Consent.  This Agreement may be terminated
                -----------------------------
and the transactions contemplated hereby may be abandoned at any time prior to the Effective

Time, before or after the approval by holders of Shares, by the mutual consent of Purchaser and the Company, by action of their respective Boards of Directors.

          9.2.  Termination by either Purchaser or the Company.  This Agreement
                ----------------------------------------------
may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Effective Time, before or after the approval by holders of Shares, by action of the Board of Directors of either Purchaser or the Company if (i) Merger Sub, or any Purchaser Company, shall have terminated the Offer without purchasing any Shares pursuant thereto; or (ii) the Merger shall not have been consummated by August 31, 1998 whether or not such date is before or after the approval by holders of Shares; or (iii) if required, the approval of shareholders required by Section 8.1(a) shall not have been obtained at a meeting duly convened therefor; or (iv) any court of competent jurisdiction or other Governmental Entity located or having jurisdiction within the United States or any country in which either the Company or Purchaser, directly or indirectly, has material assets or operations, shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Offer or the Merger and such order, decree, ruling or other action is or shall have become final and nonappealable.

          9.3.  Termination by Purchaser.  This Agreement may be terminated and
                ------------------------
the transactions contemplated hereby may be abandoned at any time prior to the Effective Time, before or after the approval by holders of Shares, by action of the Board of Directors of Purchaser, if (i) the Company shall have breached or failed to perform in any material respect any of the covenants or agreements contained in this Agreement to be complied with or performed by the Company prior to such date of termination which breach or failure shall not have been cured prior to the earlier of (A) five business days following the giving of written notice to the Company of such breach or failure and (B) two business days prior to the date on which the Offer is then scheduled to expire, or any representation or warranty of the Company set forth in this Agreement shall have been inaccurate or incomplete when made except for such failures to be complete or accurate that, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on the financial condition, properties, business or results of operations of the Company and its subsidiaries taken as a whole or could prevent or materially delay the transactions contemplated by this Agreement or impair the ability of Purchaser, Merger Sub, the Company or any of their respective affiliates, following consummation of the Offer or the Merger, to conduct any material business or operations in any jurisdiction where they are now being conducted, (ii) the Board of Directors of the Company (or a special committee thereof) shall have amended, modified or withdrawn in a manner adverse to Purchaser or Merger Sub its approval or recommendation of the Offer, this Agreement or the Merger or the Board of Directors of the Company (or a special committee thereof), upon request by Purchaser, shall fail to reaffirm such approval or recommendation, or shall have endorsed, approved or recommended any other Acquisition Proposal, or shall have resolved to do any of the foregoing, or (iii) if the Company or any of the other persons or entities described in Section 7.2 shall take any actions that would be proscribed by Section 7.2 but for the exception therein allowing certain actions to be taken if required by fiduciary obligations under applicable law as advised in writing by counsel.

          9.4.  Termination by the Company.  This Agreement may be terminated
                --------------------------
and the transactions contemplated hereby may be abandoned at any time prior to the Effective Time, before or after the approval by holders of Shares by action of the Board of Directors of the Company, (i) if Purchaser or Merger Sub (or another Purchaser Company) (x) shall have breached or failed to perform in any material respect any of the covenants or agreements contained in this Agreement to be complied with or performed by Purchaser or Merger Sub prior to such date of termination which shall not have been cured prior to the earlier of (A) five business days following the giving of written notice to Purchaser of such breach or failure and (B) two business days prior to the date on which the Offer is then scheduled to expire, or (y) shall have failed to commence the Offer within the time required in Section 1.1, or (ii) if (w) the Company is not in material breach of any of the terms of this Agreement, (x) the Board of Directors of the Company authorizes the Company, subject to complying with the terms of this Agreement, to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal and the Company notifies Purchaser in writing that it intends to enter into such an agreement, attaching the most current version of such agreement (which shall include all of the material terms, including the price proposed to be paid for Shares pursuant thereto) to such notice, (y) Purchaser does not make, within two business days of receipt of the Company's written notification of its intention to enter into a binding agreement for a Superior Proposal, an offer that the Board of Directors of the Company determines, in good faith after consultation with its financial advisors, is at least as favorable, from a financial point of view, to the stockholders of the Company as the Superior Proposal and (z) the Company, prior to such termination, pays to Purchaser in immediately available funds the fees required to be paid pursuant to Section 9.5(b).

          9.5.  Effect of Termination and Abandonment.  (a) In the event of the
                -------------------------------------
termination of this Agreement pursuant to this Article IX, no party hereto (or any of its directors or officers) shall have any liability or further obligation to any other party to this Agreement, except as provided in Section 9.5(b) below and Section 10.2 and except that nothing herein will relieve any party from liability for any willful breach of this Agreement; provided, however, that if
                                                    --------  -------
this Agreement is terminated by Purchaser pursuant to Section 9.3(i) or the Company pursuant to Section 9.4(i), the terminating party's rights to pursue all legal remedies will survive such termination unimpaired.

          (b) If (i) (x) the Offer shall have remained open for a minimum of at least 20 business days, (y) after the date hereof any corporation, partnership, person, other entity or group (as defined in Section 13(d)(3) of the Exchange
Act) other than Purchaser or Merger Sub or any of their respective subsidiaries or affiliates (collectively, a "Person") shall have become the beneficial owner
                                ------
of 20% or more of the outstanding Shares or shall have publicly announced a proposal or intention to make an Acquisition Proposal or any Person shall have commenced, or shall have publicly announced an intention to commence, a tender offer or exchange offer for 20% or more of the outstanding Shares, and
(z) the Minimum Condition (as defined in Annex A) shall not have been satisfied and the Offer is terminated without the purchase of any Shares thereunder, or
(ii) Purchaser shall have terminated this Agreement pursuant to Section 9.3(ii) or Section 9.3(iii) or (iii) the Company shall have terminated this Agreement pursuant to Section 9.4(ii), then the Company shall promptly, but in no event later than two days after the date of such termination, pay Purchaser a fee of $8,000,000 and shall reimburse Purchaser and Merger Sub (not later than one business day after request by Purchaser or Merger Sub) for all of the out-of-pocket charges and expenses, including financing fees, incurred by Purchaser or Merger Sub in connection with this Agreement and the transactions contemplated by this Agreement up to a maximum amount of $1,500,000, in each case payable by wire transfer in same day funds. The Company acknowledges that the agreements contained in this Section 9.5(b) are an integral part of the transactions contemplated in this Agreement, and that, without these agreements, Purchaser and Merger Sub would not enter into this Agreement; accordingly, if the Company fails to promptly pay the amount due pursuant to this Section 9.5(b), and, in order to obtain such payment, Purchaser or Merger Sub commences a suit which results in a judgment against the Company for the fee set forth in this paragraph (b), the Company shall pay to Purchaser or Merger Sub its costs and expenses (including attorneys' fees) in connection with such suit, together with interest on the amount of the fee at the prime rate of Bank of America National Trust and Savings Association on the date such payment was required to be made. The payments made by the Company pursuant to this Section 9.5(b) are the sole and exclusive remedy of Purchaser and Merger Sub for any claim that Purchaser or Merger Sub may have arising from or relating to the events set forth in Section 9.5(b)(i), (ii) or (iii).


                                   ARTICLE X

                           Miscellaneous and General

          10.1.  Payment of Expenses.  Whether or not the Merger shall be
                 -------------------
consummated, each party hereto shall, subject to Section 9.5(b), pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the Merger.

          10.2.  Survival.  The agreements of the Company, Purchaser and Merger
                 --------
Sub contained in Sections 5.2 (Payment for Shares) (but only to the extent that such Section expressly relates to actions to be taken after the Effective Time),
5.3 (Dissenters' Rights), 5.4 (Transfer of Shares After the Effective Time), 7.8 (Stock Options and Employee Benefits), 7.9 (Indemnification; Directors' and Officers' Insurance), 7.11 (Other Actions by the Company) and 10.1 (Payment of Expenses) shall survive the consummation of the Merger.

The agreements of the Company, Purchaser and Merger Sub contained in Confidentiality Agreement, dated as of December 12, 1997 between the Company and Purchaser and Sections 7.5 (Access), 9.5 (Effect of Termination and Abandonment), 10.1 (Payment of Expenses), 10.6 (Governing Law), 10.7 (Notices),
10.8 (Severability), 10.9 (Entire Agreement, etc.), 10.10 (Parties in Interest),
10.11 (Definition of "Subsidiary"), 10.12 (Obligation of Purchaser) and 10.13 (Captions) shall survive the termination of this Agreement. All other representations, warranties, agreements and covenants in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.

          10.3.  Modification or Amendment.  Subject to the applicable
                 -------------------------
provisions of the DGCL, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties.

          10.4.  Waiver of Conditions.  The conditions to each of the parties'
                 --------------------
obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law.

          10.5.  Counterparts.  For the convenience of the parties hereto, this
                 ------------
Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

          10.6.  Governing Law.  This Agreement shall be governed by and
                 -------------
construed in accordance with the laws of the State of Delaware.

          10.7.  Notices.  Any notice, request, instruction or other document to
                 -------
be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, if to
                                                                     -----
Purchaser or Merger Sub, addressed to Purchaser or Merger Sub, as the case may
-----------------------
be, at Global Industrial Technologies, Inc., 2121 San Jacinto Street, Suite 2500, Dallas, Texas 75201, Attention: Graham L. Adelman, Esq. Senior Vice President, General Counsel and Secretary (with a copy to James C. Morphy, Esq., Sullivan & Cromwell, 125 Broad Street, New York, New York 10004); and if to the
                                                                  -------------
Company, addressed to the Company at A.P. Green Industries, Inc., Green
-------
Boulevard, Mexico, Missouri 65265, Attention: Michael B. Cooney, Esq., Senior Vice President -Law/Administration and Secretary (with a copy to Robert LaRose, Esq., Thompson Coburn, One Mercantile Center, St. Louis, Missouri, 63101), or to such other persons or addresses as may be designated in writing by the party to receive such notice.

          10.8.  Severability.  If any term or other provision of this Agreement
                 ------------
is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

          10.9.  Entire Agreement, etc.  This Agreement (including the
                 ---------------------
Disclosure Letter and any exhibits or Annexes hereto) (a) constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof, and (b) shall not be assignable by operation of law or otherwise and is not intended to create any obligations to, or rights in respect of, any persons other than the parties hereto; provided,
                                                                    --------
however, that Purchaser may designate, by written notice to the Company, another
-------
wholly-owned direct or indirect subsidiary to be a Constituent Corporation in lieu of Merger Sub, in the event of which, all references herein to Merger Sub shall be deemed references to such other subsidiary except that all representations and warranties made herein with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other subsidiary as of the date of such designation.

          10.10.  Parties in Interest.  This Agreement shall be binding upon and
                  -------------------
inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

          10.11.  Definition of "Subsidiary".  When a reference is made in this
                  --------------------------
Agreement to a subsidiary of a party, the word "subsidiary" means any corporation or other organization whether incorporated or unincorporated of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries, and, with respect to the Company, shall also include Empresa de Refractarios Colombianos S.A. and Materiales Industriales S.A. (the "Colombian Companies"); provided, however, that any representations
           -------------------    --------  -------
and warranties relating to the Colombian Companies shall be deemed qualified by reference to the knowledge of the officers of the Company.

          10.12.  Obligation of Purchaser.  Whenever this Agreement requires
                  -----------------------
Merger Sub to take any action, such requirement shall be deemed to include an undertaking on the part of Purchaser to cause Merger Sub to take such action.

          10.13.  Captions.  The Article, Section and paragraph captions herein
                  --------
are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

          IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto on the date first hereinabove written.



                                     A.P. GREEN INDUSTRIES, INC.


                                     By
                                       -----------------------------------
                                       Name:
                                       Title:

                                     GLOBAL INDUSTRIAL TECHNOLOGIES, INC.


                                     By
                                       -----------------------------------
                                       Name:
                                       Title:

                                     BGN ACQUISITION CORP.


                                     By
                                       -----------------------------------
                                       Name:
                                       Title:

                                                                         ANNEX A


          CERTAIN CONDITIONS OF THE OFFER.  The capitalized terms used in this
          -------------------------------
Annex A have the meanings set forth in the attached Agreement. Notwithstanding any other provision of the Offer, Merger Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Merger Sub's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, or may delay the acceptance for payment of or payment for, any tendered Shares, or may, in its sole discretion, terminate or amend the Offer as to any Shares not then paid for if, (i) prior to the expiration of the Offer, (x) a number of Shares which, together with any Shares owned by Purchaser or Merger Sub, constitutes more than 50% of the voting power (determined on a fully-diluted basis) of all the securities of the Company entitled to vote generally in the election of directors or in connection with a merger shall not have been validly tendered and not withdrawn prior to the expiration of the Offer (the "Minimum Condition") or (y) any waiting periods
                              -----------------
under the HSR Act applicable to the purchase of Shares pursuant to the Offer, and any applicable waiting periods under any foreign statutes or regulations that are applicable to the Offer or the Merger shall not have expired or been terminated, or any Regulatory Approvals applicable to the Offer and the Merger shall not have been obtained on terms satisfactory to Purchaser in its reasonable judgment, or (ii) on or after March 3, 1998, and at or before the time of payment for any of such Shares (whether or not any Shares have theretofore been accepted for payment), any of the following events shall occur:

          (a) there shall have occurred (i) any general suspension of, or limitation on prices for, trading in securities on the NYSE, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) a commencement or escalation of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States, (iv) any limitation (whether or not mandatory) by any Governmental Entity on, or any other event which might affect, the extension of credit by banks or other lending institutions, (v) a material change in United States or any other currency exchange rates or a suspension of, or limitation on, the markets therefor,
     (vi) or in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof,
     (vii) any extraordinary or material adverse change in the market price of the Shares or in the United States securities or financial markets generally, including, without limitation, a decline of at least 20% in either the Dow Jones Average of Industrial Stocks or the Standard & Poor's 500 index from the date of the Agreement or (viii) any material adverse change in the relevant financial markets that could reasonably be expected to materially and adversely affect the debt facilities related to the financing of the Offer;

          (b) the Company shall have breached or failed to perform in any material respect any of its obligations, covenants or agreements contained in the Agreement or any representation or warranty of the Company set forth in the Agreement shall have been inaccurate or incomplete in any material respect when made or thereafter shall become inaccurate or incomplete in any material respect;

          (c) there shall be threatened, instituted or pending any Action before any court or other Governmental Entity by any Governmental Entity or instituted or pending any Action by any other person, domestic or foreign:
     (i) challenging the acquisition by Purchaser or Merger Sub of Shares, seeking to restrain or prohibit the consummation of the transactions contemplated by the Offer or the Merger or other subsequent business combination, seeking to obtain any material damages or otherwise directly or indirectly relating to the transactions contemplated by the Offer or the Merger or other subsequent business combination; (ii) seeking to prohibit, or impose any material limitations on, Purchaser's or Merger Sub's ownership or operation of all or any portion of their or the Company's business or assets (including the business or assets of their respective affiliates and subsidiaries), or to compel Purchaser or Merger Sub to dispose of or hold separate all or any portion of Purchaser's or Merger Sub's or the Company's business or assets (including the business or assets of their respective affiliates and subsidiaries) as a result of the transactions contemplated by the Offer or the Merger or other subsequent business combination; (iii) seeking to make the acceptance for payment, purchase of, or payment for, some or all of the Shares illegal or render Merger Sub unable to, or result in a delay in, or restrict, the ability of Merger Sub to, accept for payment, purchase or pay for some or all of the Shares; (iv) seeking to impose material limitations on the ability of Purchaser or Merger Sub effectively to acquire or hold or to exercise full rights of ownership of the Shares including, without limitation, the right to vote the Shares purchased by them on an equal basis with all other Shares on all matters properly presented to the stockholders; or (v) that, in any event, in the judgment of Purchaser, is reasonably likely to have a material adverse effect on the financial condition, properties, business or operations of the Company or Purchaser or Merger Sub (or any of their respective affiliates or subsi diaries) or the value of the Shares to Purchaser or Merger Sub or the benefits expected to be derived by Purchaser or Merger Sub as a result of consummation of the transactions contemplated by the Offer and the Merger;

          (d) any statute, rule, regulation, order or injunction shall be sought, proposed, enacted, promulgated, entered, enforced or deemed or become applicable to the Offer, the Merger, the Agreement or other subsequent business combination, or any other action shall have been taken, proposed or threatened, by any court or other Governmental Entity other than the application to the Offer, the Merger, the Agreement or other subsequent busi-ness combination of waiting periods under the HSR Act, that, in the judgment of Purchaser, could be expected to, directly or indirectly, result in any of the effects of, or have any of the consequences sought to be obtained or achieved in, any Action referred to in clauses (i) through (v) of paragraph (c) above;

          (e) a tender or exchange offer for some portion or all of the Shares shall have been commenced or publicly proposed to be made by another person (including the Company or its subsidiaries), or it shall have been publicly disclosed or Purchaser shall have learned that (i) any person (including the Company or its subsidiaries), entity or "group" (as defined in Section 13(d) of the Exchange Act and the rules promulgated thereunder) shall have become the beneficial owner (as defined in Section 13(d) of the Exchange Act and the rules promulgated thereunder) of more than 20% of any class or series of capital stock of the Company (including the Shares) other than for bona fide arbitrage purposes or (ii) any person, entity or group shall have entered into a definitive agreement or an agreement in principle or made a proposal with respect to a tender offer or exchange offer for some portion or all of the Shares or a merger, consolidation or other business combination with or involving the Company;

          (f) any change shall have occurred (or any development shall have occurred involving a prospective change) or Purchaser or Merger Sub shall have become aware of any fact (including, but not limited to, any such change) that has had, or is reasonably likely to have, a material adverse effect on the financial condition, properties, business or results of operations of the Company and its subsidiaries taken as a whole;

          (g) the Board of Directors of the Company (or a special committee thereof) shall have amended, modified or withdrawn its approval or recommendation of the Offer, the Agreement or the Merger, or shall have failed to publicly reconfirm such approval or recommendation upon request by Purchaser or Merger Sub, or shall have endorsed, approved or recommended any other Acquisition Proposal, or shall have resolved to do any of the foregoing; or

          (h) the Agreement shall have been terminated by the Company or Purchaser or Merger Sub in accordance with its terms or Purchaser or Merger Sub shall have reached an agreement or understanding in writing with the Company providing for termination or amendment of the Offer or delay in payment for the Shares;

which, in the sole judgment of Purchaser and Merger Sub, in any such case, and regardless of the circumstances (including any action or inaction by Purchaser or Merger Sub) giving rise to any such conditions, makes it inadvisable to proceed with the Offer and/or with such acceptance for payment of or payment for Shares.

          The foregoing conditions are for the sole benefit of Purchaser and Merger Sub and may be asserted by Purchaser or Merger Sub regardless of the circumstances (including any action or inaction by Purchaser or Merger Sub) giving rise to such condition or may be waived by Purchaser or Merger Sub, by express and specific action to that effect, in whole or in part at any time and from time to time in its sole discretion. Any determination by Purchaser and Merger Sub concerning any event described in this Annex A shall be final and binding upon all parties. The failure by Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

                                                                  EXHIBIT 7.8(b)
                                                                  --------------

   1. Paul F. Hummer, President and Chief Executive Officer of the Company may, by written notice to Purchaser received by Purchaser not less than ten
      (10) business days prior to the Effective Time, elect to convert up to 75,000 Options into Purchaser Options, pursuant to Section 7.8(b) of the Agreement.